Exhibit 4.12

LEVEY, AIRAN, SHEVIN, ROEN, KELSO, CORONA & HERRERA, LLP
GABLES ONE TOWER, PENTHOUSE
1320 SOUTH DIXIE HIGHWAY
CORAL GABLES, FLORIDA 33146
(305) 661-6664 (Telephone) $ (305) 661-6477 (Facsimile)

Lewis J. Levey	Michele R. De Bianchi
D.S. (Dar) Airan	Allison L. Friedman
Jerome H. Shevin	Mary Margaret Schneider
James P.E. Roen	Gary A. Appel
John R. Kelso
Ricardo R. Corona	Maurice Castellanos
John Herrera	June Zhou

Of Counsel	Of Counsel in Virginia and Washington, DC
Lalita D. Airan	Jon A. Schiffrin, P.C.
David F. Filler	10617 Jones Street, Suite 301-A, Fairfax, VA 22030
Richard G. Fowler	(703) 385-8333
Lenard H. Gorman	Of Counsel in New York
Catherine M. Rodriguez	Kahn, Kahn, & Scutieri, Esqs.
175 Main Street, White Plains, N.Y. 10601
Edward F. Smith	350 Fifth Ave., Ste 3300, New York, N.Y. 10118
Joel M. Gaulkin, Esq., P.A.	(914)761-1800
Sydney S. Traum, P.A.	James C. Kahn
Robert J. Van Der Wall, P.A.	Joseph A. Scutieri
Law Office of Paul J. Burkhart	David Miller Kahn
800 Village Sq. Crossing, Suite 108, PB Gardens, FL 33410	Michelle M. Dibbini
Todd A. McDowell	Jennifer T. Mulleady
Box 712, Cocoa, FL 32923-0712	Rex M. Pietrobono
2 Sarles Street, Mt. Kisco, NY 10549

April 10, 2007

Mr. Chas Radovich
President
Cobalis Corp.
2445 McCabe Way, Suite 150
Irvine, CA 92614

Dear Mr. Radovich:

This letter will confirm that I accept to provide legal services to Cobalis in regards to Gryphon lawsuit. The retainer fee is $10,000.

Thank you.

Very truly yours,
/s/ Lewis J. Levey
LEWIS J. LEVEY

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